EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports First Quarter 2020 Results and Reconfirms Full Year 2020 Guidance
Summary of First Quarter 2020 Results (in millions, except LNG data)

	Three Months Ended March 31,
	2020	2019	% Change
Revenues	$2,709	$2,261	20%
Net income[1]	$375	$141	166%
Consolidated Adjusted EBITDA[2]	$1,039	$650	60%
LNG exported:
Number of cargoes	128	87	47%
Volumes (TBtu)	453	310	46%
LNG volumes loaded (TBtu)	455	309	47%

Summary Full Year 2020 Guidance (in billions)

	2020
Consolidated Adjusted EBITDA[2]	$3.8	-	$4.1
Distributable Cash Flow[2]	$1.0	-	$1.3

Recent Highlights
Strategic

•	In April 2020, Midship Pipeline Company, LLC, in which we have an equity investment, placed into service the Midship natural gas pipeline and related compression and interconnect facilities.
Operational

•	As of April 27, 2020, more than 1,100 cumulative LNG cargoes totaling over 75 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
Financial

•	For the three months ended March 31, 2020, we reported net income[1] of $375 million, Consolidated Adjusted EBITDA[2] of $1.04 billion, and Distributable Cash Flow[2] of approximately $250 million.

•	During the three months ended March 31, 2020, we repurchased an aggregate of 2.9 million shares of our common stock for $155 million under our share repurchase program.

•
In March 2020, Sabine Pass Liquefaction, LLC entered into a $1.2 billion Working Capital Revolving Credit and Letter of Credit Reimbursement Agreement, which refinanced its previous working capital facility, reduced the interest rate, and extended the maturity date to March 2025.

•
In February 2020, the amended and restated note purchase agreement for the 2025 CCH HoldCo II Convertible Senior Notes was amended to allow Cheniere CCH HoldCo II, LLC (“CCH HoldCo II”) the option to redeem all or a portion of the outstanding notes with cash at a price of $1,080 per $1,000 principal amount, at the time of any

___________________________
1 Net income as used herein refers to Net income attributable to common stockholders on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
3 Total margins as used herein refers to total revenues less cost of sales.

CCH HoldCo II or noteholder initiated conversion through September 2, 2020. In March 2020, CCH HoldCo II redeemed an aggregate outstanding principal amount of $300 million with cash.

Liquefaction Projects Update

	SPL Project	CCL Project
Liquefaction Train	Train 6	Train 3
Project Status	Under Construction	Under Construction
Project Completion Percentage(1)	53.9%(2)	83.7%(3)
Expected Substantial Completion	1H 2023	1H 2021
Note: Projects update excludes Trains in operation
(1) Project completion percentages as of March 31, 2020
(2) Engineering 93.8% complete, procurement 78.4% complete, and construction 15.0% complete
(3) Engineering 99.2% complete, procurement 99.6% complete, and construction 63.0% complete

Houston, Texas - April 30, 2020 - Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) reported net income1 of $375 million, or $1.48 per share—basic and $1.43 per share—diluted for the three months ended March 31, 2020, compared to $141 million, or $0.55 per share—basic and $0.54 per share—diluted, for the comparable 2019 period. Net income increased during the three months ended March 31, 2020 as compared to the comparable 2019 period primarily due to increased total margins3, partially offset by (i) increased operating costs and expenses primarily as a result of additional Trains in operation, (ii) increased net loss related to interest rate derivatives, (iii) increased interest expense, and (iv) increased income tax expense. Total margins increased primarily due to increased volumes of LNG recognized in income primarily as a result of additional Trains in operation and increased net gains from changes in fair value of commodity derivatives, partially offset by slightly decreased margins per MMBtu of LNG recognized in income. Margins per MMBtu of LNG recognized in income decreased primarily due to decreased pricing on LNG sold, partially offset by decreased pricing of natural gas feedstock related to our LNG sales.

Consolidated Adjusted EBITDA was $1.04 billion for the three months ended March 31, 2020, compared to $0.65 billion for the comparable 2019 period. The increase in Consolidated Adjusted EBITDA was primarily due to additional volumes of LNG recognized in income primarily due to additional Trains in operation, partially offset by increased operating costs and expenses primarily as a result of additional Trains in operation and slightly decreased margins per MMBtu of LNG recognized in income.

During the three months ended March 31, 2020, 128 LNG cargoes were exported from our liquefaction projects, none of which were commissioning cargoes. Eight cargoes exported from our liquefaction projects and sold on a delivered basis were in transit as of March 31, 2020.

“The first quarter of 2020 was defined by unprecedented circumstances, and our focus at Cheniere has been to protect the health and safety of our workforce, ensure continuity of construction and operations to deliver on our obligations to our customers, and to support the communities where we live and work with assistance needed to provide critical services,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “I am immensely proud of the Cheniere team for their united response to these challenges.

“Those efforts contributed to our ability to deliver strong financial results for the first quarter. We have built a strong and resilient business, one capable of withstanding volatility in both energy and financial markets, and that enables us today to reconfirm our full year 2020 guidance of Consolidated Adjusted EBITDA of $3.8 to $4.1 billion, and Distributable Cash Flow of $1.0 to $1.3 billion.”

LNG Volume Summary

The following table summarizes the volumes of operational and commissioning LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three months ended March 31, 2020:

	Three Months Ended
	March 31, 2020
(in TBtu)	Operational	Commissioning
Volumes loaded during the current period	455	—
Volumes loaded during the prior period but recognized during the current period	33	—
Less: volumes loaded during the current period and in transit at the end of the period	(29)	—
Total volumes recognized in the current period	459	—
In addition, during the three months ended March 31, 2020, we recognized the financial impact of 14 TBtu of LNG on our Consolidated Financial Statements related to LNG cargoes sourced from third parties.
Additional Discussion and Analysis of Financial Condition and Results
Details Regarding First Quarter 2020 Results
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) as of March 31, 2020 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.

Income from operations increased $740 million during the three months ended March 31, 2020, as compared to the comparable 2019 period, primarily due to an increase in total margins, partially offset by an increase in operating costs and expenses primarily as a result of additional Trains in operation. Total margins increased primarily due to increased volumes of LNG recognized in income primarily as a result of additional Trains in operation and increased net gains from changes in fair value of commodity derivatives, partially offset by slightly decreased margins per MMBtu of LNG recognized in income.

Selling, general and administrative expense included share-based compensation expenses of $19 million for the three months ended March 31, 2020, compared to $20 million for the comparable 2019 period.

Capital Resources
As of March 31, 2020, we had cash and cash equivalents of $2.4 billion on a consolidated basis, of which $1.7 billion was held by Cheniere Partners. In addition, we had current restricted cash of $430 million designated for the following purposes: $109 million for the SPL Project, $94 million for the CCL Project and $227 million for other restricted purposes.
Liquefaction Projects
SPL Project
Through Cheniere Partners, we operate five natural gas liquefaction Trains and are constructing one additional Train for a total production capacity of approximately 30 million tonnes per annum (“mtpa”) of LNG at the Sabine Pass LNG terminal (the “SPL Project”).
CCL Project
We operate two Trains and are constructing one additional Train for a total production capacity of approximately 15 mtpa of LNG near Corpus Christi, Texas (the “CCL Project”).
Corpus Christi Stage 3
We are developing an expansion adjacent to the CCL Project for up to seven midscale Trains with an expected total production capacity of approximately 10 mtpa of LNG (“Corpus Christi Stage 3”). We expect to commence construction of the Corpus Christi Stage 3 project upon, among other things, entering into an engineering, procurement, and construction contract and additional commercial agreements, and obtaining adequate financing.
Investor Conference Call and Webcast
We will host a conference call to discuss our financial and operating results for the first quarter 2020 on Thursday, April 30, 2020, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.

About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (LNG) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with expected adjusted aggregate nominal production capacity of up to 45 million tonnes per annum of LNG operating or under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, and (vii) statements relating to the amount and timing of share repurchases. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables Follow)

Cheniere Energy, Inc.
Consolidated Statements of Income
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenues
LNG revenues	$2,568	$2,143
Regasification revenues	67	66
Other revenues	74	52
Total revenues	2,709	2,261

Operating costs and expenses
Cost of sales (excluding items shown separately below)	724	1,214
Operating and maintenance expense	316	221
Development expense	4	1
Selling, general and administrative expense	81	73
Depreciation and amortization expense	233	144
Impairment expense and loss on disposal of assets	5	2
Total operating costs and expenses	1,363	1,655

Income from operations	1,346	606

Other income (expense)
Interest expense, net of capitalized interest	(412)	(247)
Loss on modification or extinguishment of debt	(1)	—
Interest rate derivative loss, net	(208)	(35)
Other income, net	9	16
Total other expense	(612)	(266)

Income before income taxes and non-controlling interest	734	340
Income tax provision	(131)	(3)
Net income	603	337
Less: net income attributable to non-controlling interest	228	196
Net income attributable to common stockholders	$375	$141

Net income per share attributable to common stockholders—basic (2)	$1.48	$0.55
Net income per share attributable to common stockholders—diluted (2)	$1.43	$0.54

Weighted average number of common shares outstanding—basic	253.0	257.1
Weighted average number of common shares outstanding—diluted	299.6	258.5

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Securities and Exchange Commission.

(2)	Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)

	March 31,	December 31,
	2020	2019
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$2,399	$2,474
Restricted cash	430	520
Accounts and other receivables	468	491
Inventory	239	312
Derivative assets	322	323
Other current assets	79	92
Total current assets	3,937	4,212

Property, plant and equipment, net	29,802	29,673
Operating lease assets, net	350	439
Non-current derivative assets	705	174
Goodwill	77	77
Deferred tax assets	400	529
Other non-current assets, net	476	388
Total assets	$35,747	$35,492

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$29	$66
Accrued liabilities	922	1,281
Current debt	2,137	—
Deferred revenue	94	161
Current operating lease liabilities	178	236
Derivative liabilities	244	117
Other current liabilities	53	13
Total current liabilities	3,657	1,874

Long-term debt, net	28,940	30,774
Non-current operating lease liabilities	164	189
Non-current finance lease liabilities	58	58
Non-current derivative liabilities	186	151
Other non-current liabilities	23	11

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value, 480.0 million shares authorized
Issued: 272.8 million shares at March 31, 2020 and 270.7 million shares at December 31, 2019
Outstanding: 252.1 million shares at March 31, 2020 and 253.6 million shares at December 31, 2019	1	1
Treasury stock: 20.7 million shares and 17.1 million shares at March 31, 2020 and December 31, 2019, respectively, at cost	(868)	(674)
Additional paid-in-capital	4,196	4,167
Accumulated deficit	(3,133)	(3,508)
Total stockholders’ equity (deficit)	196	(14)
Non-controlling interest	2,523	2,449
Total equity	2,719	2,435
Total liabilities and stockholders’ equity	$35,747	$35,492

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Securities and Exchange Commission.

(2)
Amounts presented include balances held by our consolidated variable interest entity, Cheniere Partners. As of March 31, 2020, total assets and liabilities of Cheniere Partners, which are included in our Consolidated Balance Sheets, were $19.0 billion and $18.4 billion, respectively, including $1.7 billion of cash and cash equivalents and $0.1 billion of restricted cash.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliations

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Consolidated Adjusted EBITDA represents net income attributable to Cheniere before net income attributable to non-controlling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, as detailed in the following reconciliation. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. We believe Consolidated Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items, and items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Consolidated Adjusted EBITDA is calculated by taking net income attributable to common stockholders before net income attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and FX derivatives, non-cash compensation expense, and non-recurring costs related to our response to the COVID-19 outbreak. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Distributable Cash Flow is defined as cash received, or expected to be received, from Cheniere’s ownership and interests in Cheniere Partners, cash received (used) by Cheniere’s integrated marketing function (other than cash for capital expenditures) less interest, taxes and maintenance capital expenditures associated with Cheniere and not the underlying entities. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure. Distributable Cash Flow is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Consolidated Adjusted EBITDA

The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three months ended March 31, 2020 and 2019 (in millions):

	Three Months Ended
	March 31,
	2020	2019
Net income attributable to common stockholders	$375	$141
Net income attributable to non-controlling interest	228	196
Income tax provision	131	3
Interest expense, net of capitalized interest	412	247
Loss on modification or extinguishment of debt	1	—
Interest rate derivative loss, net	208	35
Other income, net	(9)	(16)
Income from operations	$1,346	$606
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	233	144
Gain from changes in fair value of commodity and FX derivatives, net	(577)	(127)
Total non-cash compensation expense	29	25
Impairment expense and loss on disposal of assets	5	2
Incremental costs associated with COVID-19 response	3	—
Consolidated Adjusted EBITDA	$1,039	$650

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income attributable to common stockholders for the three months ended March 31, 2020 and forecast amounts for full year 2020 (in billions):

	Three Months Ended

	March 31,	Full Year
	2020	2020
Net income attributable to common stockholders	$0.38	$0.2	-	$0.5
Net income attributable to non-controlling interest	0.23	0.7	-	0.8
Income tax provision	0.13	0.1	-	0.2
Interest expense, net of capitalized interest	0.41			1.6
Depreciation and amortization expense	0.23			0.9
Other expense, financing costs, and certain non-cash operating expenses	(0.34)	0.3	-	0.0
Consolidated Adjusted EBITDA	$1.04	$3.8	-	$4.1
Distributions to Cheniere Partners non-controlling interest	(0.16)			(0.6)
SPL and Cheniere Partners cash retained and interest expense	(0.49)			(1.6)
Cheniere interest expense, income tax and other	(0.14)			(0.6)
Cheniere Distributable Cash Flow	$0.25	$1.0	-	$1.3

Note: Totals may not sum due to rounding.

Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
or
Media Relations
Eben Burnham-Snyder	713-375-5764
Jenna Palfrey	713-375-5491